ECHO AUTOMOTIVE, INC., 10-KA

Exhibit 10.22

Friday, June 29th, 2012

Dear Patrick,

We are very pleased to present to you this Offer of Employment with Echo Automotive per the terms defined below. We trust that your knowledge, skills and experience will be among our most valuable assets. This agreement will be replaced by a more comprehensive employment agreement detailing the following terms in greater detail. In addition, we will need to work together to better structure the terms below to meet the requirements of all parties.

Should you accept this job offer, per company policy you’ll be eligible to receive the following beginning on your hire date.

•	Official Hire Date: July 1st, 2012.

•	Title and Location: Initially, Employee will have the title of COO, Managing Director and report to the CEO. TBD Office, Scottsdale, Arizona.

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Base Salary: Annual gross starting salary of $120,000, paid in biweekly installments. This compensation package will be reviewed by the board within the first 6 months of employment where they will evaluate in good faith salary and other compensation based on value creation of employee.

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Performance Bonuses/Commissions: Uncapped target $120,000. The performance criteria by which you will be measured by compensated will be negotiated in good faith between you and the company and memorialized in writing with the initial goal of growing enterprise value.

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Stock Options: You will be granted no less than 1,500,000 stock options within 90 days of your hire date. The strike price of these options will not exceed 10% of the share value at the time of the grant, which in no event will exceed $0.05 per share. These shares will vest as follows:

125,000 at the time of signing
375,000 will vest quarterly over the first year.
333,000 will vest quarterly over the second year
333,000 will vest quarterly over the third year
333,000 will vest quarterly over the forth year

In the event that employee is terminated without cause within the first 12 months of employment, an amount equal to one-half of the unvested portion of the first year shares (a portion of the 375,000) will immediately vest.

These shares will be subject to the standard Echo Automotive voting rights agreement.

•	Employee Benefits: Standard, Echo Automotive provided benefits for salaried-exempt employees, including the following.

9909 N. 126th St, Scottsdale, Arizona 85260
www.echoautomotive.com

	•	Annual Stock Options as defined in this agreement
	•	Health care Fixed Reimbursement (as agreed to in a separate agreement)
	•	Sick leave
	•	Vacation and Personal Daus
	•	Cell Phone Reimbursement
	•	4 Week PTO Accrued
	•	Max 8 Week per 12 No. carry over
	•	2 Weeks PTO issued upon hire

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Severance: In the event you are terminated without cause, for any reason, you will receive a severance package providing 6 months of base salary. This term may be modified if agreed to in writing by both parties.

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Additional Obligations: You will be required to execute any standard employee related documentation such as our standard stock option plan, standard non-disclosure agreement and standard non-compete/non-solicitation agreements. In addition, you agree not to seek other employment prior to your official hire date.

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Consulting Agreement: In conjunction to this employment offer, both parties will work together in good faith to memorialize a separate consulting agreement between Echo and a mutually agreed to company, owned by Employee, to provide additional services such as environmental awareness, business development and sales support. The terms of this agreement will include a ramped monthly cost beginning at $7,500 and not to exceed $10,000 per month. Both parties will work in good faith to define this agreement within the next fifteen (15) calendar days. Included in this agreement will be a term that will allow for such consulting fees to accrue for up to a 3 months.

Please confirm your acceptance of this offer by signing agreement and emailing it to dkennedy@echoautomotive.com no later than 10 days from the receipt of this letter.

Please note that by signing this offer of employment you confirm your ability to perform the job as per the job description discussed during your interview and which will be reflected in your Contract of Employment. We sincerely look forward to working with you.

Yours faithfully,

Wm. Daniel Kennedy
CEO

Agreed to and accepted:

PATRICK VAN DEN BOSSCHE

Note: Once this employment offer letter is signed by the applicant and returned within the stipulated time, it may become binding upon the employer.

9909 N. 126th St, Scottsdale, Arizona 85260
www.echoautomotive.com